                                                  Exhibit 99



Cautionary Statement Regarding the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

References herein to the "Company" include United Stationers
Inc. and its wholly owned subsidiary United Stationers
Supply Co., the principal operating subsidiary of the Company.

The Company wishes to apply the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this 8-K in order to do so. Many of the factors below have been discussed in prior SEC filings by the Company and, had the Act become effective earlier, would have been discussed in Form 10-Q and /or Form 10-K instead of this Form 8-K.

The Company would like to express caution to readers that the following factors, among others, in certain cases have caused, and may cause in the future, the Company's actual results to differ materially from those expressed in forward looking statements made by, or on the behalf of the Company:


-  Competition

The Company competes with office products manufacturers and with other national, regional and specialty wholesalers of office products, office furniture, janitorial or sanitation products, computer products and related items. Some of such competitors are larger than the Company and have greater financial and other resources available to them than does the Company, and there can be no assurance that the Company can continue to compete successfully with such competitors. Increased competition in the office products industry, together with increased advertising, has heightened price awareness among end-users. As a result, purchasers of commodity office products have become extremely price sensitive, and therefore the Company has increased its efforts to market to resellers the continuing advantages of its competitive strengths (as compared to those of manufacturers and other wholesalers), such as marketing and catalog programs, speed of delivery, and the ability to offer resellers on a "one-stop" basis a broad line of business products from multiple manufacturers with lower minimum order quantities. In addition, such heightened price awareness has led to margin pressure on commodity office products. The continuation of this trend could adversely affect the Company's profit margins.


-  Consolidation

Consolidation is a current trend throughout all levels of the office products industry. Consolidation of commercial dealers and contract stationers has resulted in (i) an increased ability of those resellers to buy goods directly from manufacturers on their own or through their participation in buying groups and (ii) fewer independent resellers to purchase from wholesalers. In addition, over the last decade, office products superstores (which largely buy directly from manufacturers) have entered virtually every major metropolitan market. Continuing consolidation could adversely affect the Company's financial results.

-  Changing End-User Demands

The Company's sales and profitability are largely dependent on its ability to continually enhance its product offerings to meet changing end-user demands. End-users' traditional demands for office products have changed over the last several years as a result of, among other things, the widespread use of computers and other technological advances (resulting in the elimination or reduction in use of traditional office supplies), efforts by various businesses to establish "paperless" work environments, increased recycling efforts and a trend toward non-traditional offices (such as home-offices). The Company's ability to continually monitor and react to such trends and changes in end-user demands will be necessary to avoid adverse effects on its sales and profitability. In addition, the Company's financial results could be adversely affected if and to the extent that end-user demand for a broad product selection or the need for overnight delivery were to substantially diminish or end-user demand for a higher proportion of low margin products were to substantially increase.

-  Impact of Changing Manufacturers' Prices

The Company maintains substantial inventories to accommodate the prompt service and delivery requirements of its customers. Accordingly, the Company purchases its products on a regular basis in an effort to maintain its inventory at levels that it believes to be sufficient to satisfy the anticipated needs of its customers based upon historic buying practices and market conditions. Although the Company has historically been able to pass through manufacturer price increases to its customers on a timely basis, competitive conditions will influence how much of future price increases can be passed on to the Company's customers. Conversely, when manufacturers' prices decline, lower sales prices could result in lower margins as the Company sells existing inventory. Changes in the prices paid by the Company for its products therefore could adversely affect the Company's net sales, gross margins and net income.

-  Effect of Changes in the Economy

Demand for office products is affected by, among other things, white collar employment levels. Changes in the economy resulting in decreased white collar employment levels may therefore adversely affect the Company's operations and profitability. In addition, pricing and, to an extent, profitability of the Company's product offerings, generally decrease under deflationary economic conditions. Deflationary swings in the economy may therefore adversely affect the Company's profitability.

-  Service Interruptions

Substantially all of the Company's shipping, warehouse and maintenance employees at certain of the Company's facilities are covered by various collective bargaining agreements, which expire at various times. Although the Company considers its relationship with its employees to be satisfactory, a prolonged labor dispute could have a material adverse effect on the Company's business (including its ability to deliver its products readily) as well as the Company's results of operations and financial condition. Although the Company has been able to maintain its service levels during peak work stoppages by distributing to its customers from unaffected distribution centers, profitability has been reduced during such periods as a result of higher distribution costs. The Company's ability to receive and deliver products is largely dependent on the availability of trucks utilized by manufacturers and the Company. Therefore, the occurrence of a national trucking strike could also impair the Company's operations. The Company's service levels would also be affected in the event of an interruption in operation of its computers or telecommunications network on a company-wide scale for an extended period of time, although the Company has developed contingency plans to limit its exposure.

-  Substantial Leverage

The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the Company may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business and economic conditions; and (iv) fluctuations in market interest rates will affect the cost of the Company's borrowings to the extent not covered by interest rate hedge agreements because interest under certain debt is payable at variable rates.

Because of the preceding factors, as well as other factors not mentioned, there can be no assurance that the Company's past performance will be a reliable indicator of future performance.